Leader Funds Trust 485BPOS

Exhibit 99.(e)

Matrix 360 Distributors, LLC

DISTRIBUTION
AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made as of May 2, 2025, by and among Leader Funds Trust, a Delaware statutory trust (the “Trust”), and Matrix 360 Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WITNESSETH THAT:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Each Fund represents a distinct, diversified series with its own investment objective and policies within the Trust. ;

WHEREAS, the Distributor is a broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “1934 Act”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trust and the Distributor desire to enter into this Agreement pursuant to which the Distributor will provide distribution services to the Trust’s Funds identified on Schedule A, as may be amended from time to time, on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement has been approved, with respect to the Trust by separate votes of the Trust’s Board of Trustees (“Board”) and of those Board members who are not “interested persons” of the Trust, as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Plan”) of the Trust or in any agreements related to such plan in conformity with Section 15 of, and Rule 12b-1 under, the 1940 Act.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and the Distributor, intending to be legally bound hereby, agree as follows:

1.                Appointment of Distributor. The Trust hereby appoints the Distributor as its exclusive agent for the distribution of the Shares, and the Distributor hereby accepts such appointment under the terms of this Agreement. The Trust shall not sell any Shares to any person except to fill orders for the Shares received through the Distributor; provided, however, that the foregoing exclusive right shall not apply: (i) to Shares issued or sold in connection with the merger or consolidation of any other investment company with the Trust or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Trust; (ii) to Shares which may be offered by the Trust to its shareholders for reinvestment of cash distributed from capital gains or net investment income of the Trust; or (iii) to Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Trust’s Prospectus. Notwithstanding any other provision hereof, the Trust may terminate, suspend, or withdraw the offering of the Shares whenever, in its sole discretion, it deems such action to be desirable, and the Distributor shall process no further orders for Shares after it receives notice of such termination, suspension, or withdrawal.

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2.                Trust Documents. The Trust has provided the Distributor with properly certified or authenticated copies of the following Trust related documents in effect on the date hereof: the Trust’s organizational documents, including Articles of Incorporation and by-laws; the Trust’s Registration Statement on Form N-1A, including all exhibits thereto; the Trust’s most current Prospectus and Statement of Additional Information; and resolutions of the Trust’s Board authorizing the appointment of the Distributor and approving this Agreement. The Trust shall promptly provide the Distributor with copies, properly certified or authenticated, of all amendments or supplements to the foregoing. The Trust shall provide to the Distributor copies of all other information that the Distributor may reasonably request for use in connection with the distribution of Shares, including, but not limited to, a certified copy of all financial statements prepared for the Trust by its independent public accountants. The Trust shall also supply the Distributor with such number of copies of the current Prospectus, Statement of Additional Information, and shareholder reports as the Distributor shall reasonably request.

3.                Distribution Services. The Distributor shall sell and repurchase Shares as set forth below; subject to the registration requirements of the Securities Act of 1933 (the “1933 Act”) and the rules and regulations thereunder, and the laws governing the sale of securities in the various states (“Blue Sky Laws”):

a.	The Distributor, as agent for the Trust, shall sell Shares to the public against orders therefore at the public offering price, as determined in accordance with the Trust’s then-current Prospectus and Statement of Additional Information. The sales load paid to the Distributor will be disbursed by the Distributor to: (i) the selling broker/dealer according to the schedule in the then current prospectus; and (ii) the retained commissions to the wholesaler responsible for the broker/dealer relationship; and (iii) any remaining amounts shall be applied to the Trust’s 12b-1 eligible distribution expenses.

b.	During the continuous public offering of Shares of the Funds, the Distributor shall use commercially reasonable efforts to distribute the Shares. All orders for Shares shall be made through financial intermediaries or submitted directly to the applicable Fund or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Trust’s registration statement. The Trust or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries, and, upon receipt of payment, will issue the appropriate number of Shares in uncertificated form.

c.	The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any marketing materials specifically approved by the Trust or the investment adviser to the Fund(s).

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d.	At the request of the Trust, the Distributor shall enter into the Standard Dealer Agreement (as defined below), and may, in its discretion, enter into non-standard dealer agreements with financial intermediaries as the Trust may select, so that such broker-dealers and other intermediaries may sell Shares of the Funds. The Funds’ form of dealer agreement and/or selling agreement shall be in a form similar to that attached at Exhibit C and shall be approved by the Trust’s Board (“Standard Dealer Agreement”).

e.	The Trust acknowledges and agrees that the Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received an authorized corresponding payment from the applicable Fund’s plan of distribution adopted under the 12b-1 Plan and (ii) such 12b-1 Plan been approved by the Trust’s Board.

f.	The Distributor shall not be obligated to sell any certain number of Shares.

g.	The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

h.	The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Trust, such consent not to be unreasonably withheld, provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

i.	The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

j.	Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

k.	The Distributor undertakes to perform such duties other duties are expressly set forth herein or expressly incorporated herein by reference. No implied covenants or obligations shall be read into this Agreement against the Distributor.

l.	The net asset value of the Shares shall be determined in the manner provided in the then-current Prospectus and Statement of Additional Information. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. The Distributor shall have no duty to inquire into, or be liable for, the accuracy of the net asset value per Share as calculated.

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m.	Upon receipt of purchase instructions, the Distributor shall transmit such instructions to the Trust or its transfer agent to record the Shares purchased.

n.	The Distributor shall also have the right to take, as agent for the Trust, all actions which, in the Distributor’s judgment, are necessary to effect the distribution of Shares.

o.	Nothing in this Agreement shall prevent the Distributor or any “affiliated person” from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that the Distributor expressly agrees that it shall not for its own account purchase any Shares of the Trust except for investment purposes and that it shall not for its own account sell any such Shares except for redemption of such Shares by the Trust, and that it shall not undertake activities which, in its judgment, would adversely affect the performance of its obligations to the Trust under this Agreement.

p.	The Distributor, as agent for the Trust, shall repurchase Shares at such prices and upon such terms and conditions as shall be specified in the prospectus.

4.                Distribution Support Services. In addition to the sale and repurchase of Shares, the Distributor shall perform the distribution support services set forth on Schedule B attached hereto, as may be amended from time to time. Such distribution support services shall include review of sales and marketing literature and submission to FINRA; FINRA record keeping; and quarterly reports to the Trust’s Board. Such distribution support services may include fulfillment services, telemarketing, printing, mailing, and follow-up tracking of sales leads.

5.                Reasonable Efforts. The Distributor shall make all reasonable efforts in connection with the distribution of Shares. The Distributor shall have no obligation to sell any specific number of Shares and shall only sell Shares against orders received. The Trust shall retain the right to refuse at any time to sell any of its Shares for any reason deemed adequate by it.

6.                Compliance. In furtherance of the distribution services being provided hereunder, the Distributor and the Trust agree as follows:

a.	The Distributor shall comply with the Rules of Conduct of FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, Shares.

b.	The Distributor shall require each dealer with whom the Distributor has a selling agreement to conform to the applicable provisions of the Trust’s most current Prospectus and Statement of Additional Information, with respect to the public offering price of the Shares.

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c.	The Trust agrees to furnish to the Distributor sufficient copies of any agreements, plans, and communications with the public or other materials it intends to use in connection with any sales of Shares in a timely manner to allow the Distributor to review, approve and file such materials with the appropriate regulatory authorities and obtain clearance for use. The Trust agrees not to use any such materials until so filed and cleared for use by appropriate authorities and the Distributor.

d.	The Distributor, at its own expense, shall qualify as a broker or dealer, or otherwise, under all applicable Federal or state laws required to permit the sale of Shares in such states as shall be mutually agreed upon by the parties; provided, however that the Distributor shall have no obligation to register as a broker or dealer under the Blue Sky Laws of any jurisdiction if it determines that registering or maintaining registration in such jurisdiction would be uneconomical.

e.	The Distributor shall not, in connection with any sale or solicitation of a sale of the Shares, make or authorize any representative, service organization, broker or dealer to make, any representations concerning the Shares except those contained in the Trust’s most current Prospectus covering the Shares and in communications with the public or sales materials approved by the Distributor as information supplemental to such Prospectus.

f.	The Distributor agrees that it has adopted and implemented an anti-money-laundering program in compliance with the USA PATRIOT Act of 2001, the regulations thereunder, and FINRA Conduct Rules, including, without limitation, customer identification program procedures and monitoring for suspicious activity. The Distributor additionally agrees that it has adopted and implemented procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC, and other government watch lists. The Distributor shall provide reports or other information to the Trust at the Trust’s reasonable request, related to the operation and implementation of any of the Trust’s anti-money-laundering policies for which the Distributor is responsible.

7.	Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

a.	it is duly organized and existing and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

b.	this Agreement has been duly authorized, executed and delivered by the Trust and, when executed and delivered, will constitute a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

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c.	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

d.	the Shares are validly authorized and, when issued in accordance with the description in the registration statement, will be fully paid and nonassessable;

e.	the registration statement has been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

f.	the registration statement and any marketing materials prepared by the Trust or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and

g.	the Trust owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Trust’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

h.	The Trust has adopted policies and procedures pursuant to Title V of the Gramm- Leach-Bliley Act, as may be modified from time to time. In this regard, the Trust (and relevant agents) shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Trust and the owners of the Shares.

8.	Representations and Warranties of the Distributor. The Distributor hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

a.	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

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b.	this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

c.	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

d.	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

e.	In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Funds.

f.	The Distributor shall promptly notify the Trust of the commencement of any material litigation or proceedings against the Distributor or any of its managers, officers, or directors in connection with the issue and sale of any of the Shares.

9.	Expenses.

a.	The Trust shall bear the following expenses: preparation, setting in type, and printing of sufficient copies of the Prospectus and Statement of Additional Information for distribution to existing shareholders; preparation and printing of reports and other communications to existing shareholders; distribution of copies of the Prospectus, Statement of Additional Information and all other communications to existing shareholders; registration of the Shares under the federal securities laws; qualification of the Shares for sale in the jurisdictions mutually agreed upon by the Trust and the Distributor; transfer agent/shareholder servicing agent services; supplying information, prices and other data to be furnished by the Trust under this Agreement; and any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares or certificates therefore.

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b.	To the extent permitted under the 12b-1 Plan, the Trust shall pay expenses incident to the sale and distribution of the Shares sold hereunder, including, without limitation: printing and distributing copies of the Prospectus, Statement of Additional Information and reports prepared for use in connection with the offering of Shares for sale to the public; advertising in connection with such offering, including public relations services, sales presentations, media charges, preparation, printing and mailing of advertising (estimated at $475 per piece plus applicable FINRA fees) and sales literature; data processing necessary to support a distribution effort; distribution and shareholder servicing activities of broker-dealers and other financial institutions; filing fees required by regulatory authorities for sales literature and advertising materials; any additional out-of-pocket expenses incurred in connection with the foregoing and any other costs of distribution. The investment adviser to the Funds shall be responsible for any of the foregoing expenses that the Trust is ineligible to pay under the 1940 Act.

c.	The Fund’s investment adviser, under federal securities laws, will pay all reasonable expenses related to on-site due diligence reviews; fulfillment costs; OSJ supervision, and compliance examination, including technology support, travel and meal expenses for OSJ audits, and other out-of-pocket expenses incurred by Distributor in connection with the performance of its duties under this Agreement.

10.	Compensation.

a.	The Distributor will be paid fees pursuant to Schedule B hereto. Distributor will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. The Distributor will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or its investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund directors’ or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory-related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the SEC.

b.	The compensation described above and on Schedule B and the expenses under this Agreement shall be calculated and invoiced monthly and payable in monthly installments in arrears. Such fees will be pro-rated for any partial month. All invoices are due and payable upon receipt. Any invoices not paid within 30 days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

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c.	The Trust agrees and acknowledges that M3Sixty Administration, LLC, the Funds’ administrator and fund accountant, may offset any advisory fee due to the investment adviser by any distribution invoice that remains unpaid 60 days after invoice date.

11.               Use of Distributor’s Name. The Trust shall not use the name of the Distributor or any of its affiliates in the Prospectus, Statement of Additional Information, sales literature or other material relating to the Trust in a manner not approved prior thereto in writing by the Distributor; provided, however, that the Distributor approves all uses of its and its affiliates’ names that merely refer in accurate terms to their appointments or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

12.               Use of Trust’s Name. Neither the Distributor nor any of its affiliates shall use the name of the Trust or material relating to the Trust on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Trust; provided, however, that the Trust approves all uses of its name that merely refer in accurate terms to the appointment of the Distributor hereunder or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

13.               Liability of Distributor. The duties of the Distributor shall be limited to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder. The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under this Agreement. The term “Distributor” shall include directors, officers, employees, and other agents of the Distributor.

14.	Indemnification.

a.	The Trust shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable and documented counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement and in accordance with the terms and conditions of this Agreement; (ii) the Trust’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Trust’s failure to comply in all material respects with any applicable securities laws or regulations; or (iv) any claim that the registration statement, shareholder reports, marketing materials or other information filed or made public by the Trust (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold; provided, however, that the Trust’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement, annual or interim report, or any such marketing material in reasonable reliance upon and in conformity with information relating to the Distributor and furnished to the Trust or its counsel by the Distributor in writing for use in such registration statement, annual or interim report, or any marketing materials. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

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b.	The Distributor shall indemnify, defend and hold the Trust, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnitees”), free and harmless from and against any and all Losses that any Trust Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations; or (iii) any claim that the registration statement, marketing materials, or other information filed or made public by the Trust (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reasonable reliance upon, and in conformity with, information furnished to the Trust by the Distributor in writing for use in such registration statement, marketing materials or other information filed or made public by the Trust. In no event shall anything contained herein be so construed as to protect the Trust against any liability to the Distributor to which the Trust would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

c.	In no case (i) is the indemnification provided by an indemnifying party to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

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d.	Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. If the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them.

e.	No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under this Section, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

f.	No person shall be obligated to provide indemnification under this Section if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act, or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.

15.	Conversions; Dealer Agreement Indemnification.

a.	Conversions. The Trust acknowledges and agrees that the Distributor may enter into, assume, or become a party to, certain dealer and/or selling agreements (“Conversion Agreement”) as the result of the conversion of the Trust to Distributor from another principal underwriter or distributor. Such Conversion Agreements may contain certain obligations or duties more appropriately allocated to the Funds’ transfer agent, the Funds’ adviser, or one of the Funds’ other service providers. The Trust agrees to perform, or cause to perform, all duties and obligations under those Conversion Agreements to the extent that such duties and obligations are not required to be performed by the Distributor under the Standard Dealer Agreement (“Non-Standard Duties”).

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b.	Non-Standard Dealer Agreements. The Trust acknowledges and agrees that the Distributor may enter into dealer and/or selling agreements (“Non-Standard Dealer Agreements”) that contain certain representations, duties, undertakings and indemnification that are not included in the Standard Dealer Agreement, or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement (“Non-Standard Obligations,” and collectively with Non-Standard Duties, “Non-Standard Obligations”). The Trust agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Agreement shall be considered a “Non-Standard Dealer Agreement.”

c.	Indemnification. To the extent that the Distributor (i) assumes, or becomes a party to, any Conversion Agreement, or (ii) after the review and approval by the Trust, enters into any Non-Standard Dealer Agreement, the Trust shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Obligations under any Conversion Agreement or Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement or Conversion Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; (c) any indemnification provided by the Distributor under a Conversion Agreement or Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification that the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Trust or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance or reckless disregard of its obligations or duties under the Non- Standard Dealer Agreement to the extent that such duties and obligations are the responsibility of the Distributor in the Standard Dealer Agreement.

16.               Limitations on Damages. Neither party shall be liable for any consequential, special, or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

17.               Force Majeure. The Distributor shall not be liable for any delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In the event of equipment breakdowns, which are beyond the reasonable control of the Distributor and not primarily attributable to the failure of the Distributor to reasonably maintain or provide for the maintenance of such equipment, the Distributor shall, at no additional expense to the Trust, take reasonable steps in good faith to minimize service interruptions, but shall have no liability with respect thereto.

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18.               Scope of Duties. The Distributor and the Trust shall regularly consult with each other regarding the Distributor’s performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC copies of any amended or supplemented Registration Statement of the Trust (including exhibits) under the 1940 Act and the 1933 Act, and at a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in the Distributor’s obligations under the foregoing provisions shall be subject to the Distributor’s approval. In the event that a change in such documents or in the procedures contained therein increases the cost or burden to the Distributor for performing its obligations hereunder, the Distributor shall be entitled to receive reasonable compensation.

19.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If the Distributor is in doubt as to any action it should or should not take, the Distributor may request directions, advice, or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If the Distributor is in doubt as to any question of law pertaining to any action it should or should not take, the Distributor may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser, or the Distributor, at the option of the Distributor).

(c)	Conflicting Advice. In the event of a conflict between directions, advice, or instructions the Distributor receives from the Trust or any service provider and the advice the Distributor receives from counsel, the Distributor may, in its sole discretion, rely upon and follow the advice of its counsel. The Distributor will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice, or instructions from the Trust. Upon request, the Distributor will provide the Trust with a copy of such advice of counsel.

20.               Duration. This Agreement shall become effective as of the date first above written, and shall continue in force for two years and then annually thereafter, provided continuance is approved at least annually by either (i) the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust; and (ii) the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust, and who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval. If a 12b-1 Plan is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons of the 12b-1 Plan (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

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21.	Termination. This Agreement shall terminate as follows:

a.	This Agreement shall terminate automatically in the event of its assignment.

b.	This Agreement shall terminate upon the failure to approve the continuance of the Agreement after the initial term as set forth in Section 20 above.

c.	This Agreement shall terminate at any time upon a vote of the majority of the Trustees who are not interested persons of the Trust or by a vote of the majority of the outstanding voting securities of the Trust, upon not less than 60 days’ prior written notice to the Distributor.

d.	The Distributor may terminate this Agreement upon not less than 60 days’ prior written notice to the Trust.

Upon the termination of this Agreement, the Trust shall pay to the Distributor such compensation and out-of-pocket expenses as may be payable for the period prior to the effective date of such termination. If the Trust designates a successor to any of the Distributor’s obligations hereunder, the Distributor shall be entitled to reimbursement by the Trust of its reasonable out-of-pocket expenses in connection with such transfer to such successor all relevant books, records and other data established or maintained by the Distributor pursuant to the foregoing provisions.

Sections 11, 12, 13, 14, 16, 23, 27, and 31 shall survive any termination of this Agreement.

22.	Anti-Money Laundering Compliance.

a.	Each of Distributor and Trust acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects to the extent applicable to it.

b.	Each of Distributor and the Trust agrees that it will take such further steps and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Trust, the Trust’s AML compliance officer, and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Trust and its AML compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or the services of Distributor.

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23.               Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Funds.

The Trust represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

24.               Amendment. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust and shall not become effective unless its terms have been approved by the majority of the Trustees of the Trust or by a “vote of a majority of the outstanding voting securities” of the Trust and by a majority of those Trustees who are not “interested persons” of the Trust or any party to this Agreement.

25.               Non-Exclusive Services. The services of the Distributor rendered to the Trust are not exclusive. The Distributor may render such services to any other investment company.

26.               Definitions. As used in this Agreement, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “interested person” and “affiliated person” shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

27.               Confidentiality. The Distributor shall treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and prior, present or potential shareholders and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as may be required by administrative or judicial tribunals or as requested by the Trust.

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28.               Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section 22 as promptly as practicable thereafter). Notices shall be addressed as follows:

(a)	If to the Trust:

c/o Leader Capital Corporation

315 W. Mill Plain Blvd. Suite 204

Vancouver, WA 98660

Attn: President

(b)	If to the Distributor:

Matrix 360 Distributors, LLC

4300 Shawnee Mission Parkway, Suite 100

Fairway, KS 66205

Attn: President

or to such other respective addresses as the parties shall designate by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

29.               Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

30.               Governing Law. This Agreement shall be administered, construed, and enforced in accordance with the laws of the State of Delaware to the extent that such laws are not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time.

31.               Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

32.               Miscellaneous. Each party agrees to perform further acts and execute further documents necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction. This Agreement may be executed in two counterparts, each of which, taken together, shall constitute the same instrument.

The signatures are located on the next page.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Leader Funds Trust

By:
John Lekas, President

Matrix 360 Distributors, LLC

By:
John Williams, Principal Officer

As to Sections 9 and 10 only:

Leader Capital Corp.,
the investment adviser to the Trust

By:
John Lekas, CEO

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SCHEDULE A

To the

Distribution Agreement

Between

Leader Funds Trust

And

Matrix 360 Distributors, LLC

Funds covered by the Distribution Agreement:

●	Leader Capital High Yield Short Duration Bond Fund

●	Leader Capital High Quality Income Fund

SCHEDULE B

360 Funds Trust

Distribution Support Services:

1.	Act as the underwriter/distributor for the Funds for the distribution of the Shares under the terms and at the current offering price (plus any sales charges) described in the Trust’s registration statement for the Funds.

2.	Review all proposed marketing materials provided by the Trust for compliance with applicable Securities and Exchange Commission (“SEC”) and FINRA advertising rules and regulations, and shall file with FINRA those marketing materials it believes are in compliance with such applicable laws and regulations. The Distributor agrees to furnish to the Trust any comments provided by regulators with respect to such marketing materials.

3.	Maintain all books and records required by FINRA in connection with this agreement.

4.	Monitor 12b-1 Plan and report on 12b-1 expenses and compensation to the Board.

5.	Prepare quarterly reports to the Board related to Fund’s distribution activities.

6.	Assist in coordination of Fund participation in platform and/or wholesaler-related agreements.

7.	Prepare, update, execute, and maintain financial intermediary agreements.

8.	Support financial intermediary relations including consulting and supporting the Fund’s distribution model and strategy and fulfill key account intermediary initial and ongoing information and due diligence requests.